Exhibit 10.5

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 28 day of December, 2023, by and among State Street Bank and Trust Company (“State Street” or the “Transfer Agent”) and FD Funds Management LLC, as sponsor (“Sponsor”) on behalf of each of the Companies Listed on Appendix A hereto, as the same may be amended from time to time (each a “Company” and collectively the “Companies”), and the Sponsor on its own behalf solely with respect to Section 2 hereof.

WHEREAS, each Company is authorized to issue shares of beneficial interest (“Shares”) representing interests in a portfolio of digital assets and other assets;

WHEREAS, each Company will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus of the applicable Company (the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Companies, currently Fidelity Distributors Corporation (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, each Company desires to appoint State Street as transfer agent, dividend disbursing agent and agent in connection with certain other activities; and

WHEREAS, State Street is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Subject to the terms and conditions set forth in this Agreement, each Company hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of such Company.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by written agreement between the Companies and the Transfer Agent, the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the applicable Company on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

Information Classification: Limited Access

(ii)

receive and process orders for the purchase of Creation Units, subject to a determination of acceptance by the Distributor or the applicable Company, and promptly deliver payment and appropriate documentation thereof to the custodian of the Company (the “Custodian”);

(iii)

generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);

(iv)

receive and process redemption requests and redemption directions, subject to a determination of acceptance by the Distributor or the applicable Company, and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent shall execute transactions directly with Authorized Participants and the Distributor or its agent;

(vi)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the applicable Company;

(vii)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the applicable Company;

(viii)

record the issuance of Shares of the applicable Company and maintain a record of the total number of Shares of such Company which are issued and outstanding; and provide such Company on a regular basis with the total number of Shares which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the applicable Company; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)

maintain and manage, as agent for each Company, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of each Company’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

Information Classification: Limited Access

(x)	process any request from an Authorized Participant to change its account registration; and

(xi)

except as otherwise instructed by a Company, the Transfer Agent shall process all transactions in accordance with the procedures mutually agreed upon by the Companies and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Companies or any other person or firm on behalf of the Companies or from an Authorized Participant before cut-offs established by the Companies. The Transfer Agent shall report to the Companies any known exceptions to the foregoing.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

The Transfer Agent shall perform such other services for one or more of the Company that are mutually agreed to by the parties from time to time, for which the applicable Companies will pay such fees, charges and expenses as may be mutually agreed upon. The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)

DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to the Companies’ banks for the settlement of transactions between the Companies and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4

Service Level Documents. The Transfer Agent and the Companies may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by Sections 1.2 and 1.3 of this Agreement. The parties agree that such document(s) (hereinafter referred to as “Service Level Document(s)”) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of contract that gives rise to contractual or other remedies, except as otherwise provided in this Section 1.4. It is the intention of the parties that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the parties to resolve the failure pursuant to the consultation procedure described below. Nothing in this Section 1.4 shall modify a party’s applicable standard of care under this Agreement.

Information Classification: Limited Access

If a party to this Agreement is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, either party to this Agreement shall address any concerns it may have by requiring a consultation with the other party. The purpose of the consultation procedure is to endeavor to resolve a consistent failure to meet the provisions of a Service Level Document. If a consultation occurs pursuant to this Section 1.4, the parties must negotiate in good faith to endeavor to:

(a)	implement changes which will enable the Service Level Document provisions to be more regularly met;

(b)	agree to alternative Service Level Document provisions which meet the party’s respective business requirements; or

(c)	otherwise find a solution such that within 30 days after the consultation, the inability to meet the Service Level Document provisions may be less likely to occur in the future.

1.5

Authorized Persons. The Companies hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by the Companies in writing and as may be amended from time to time (each, an “Authorized Person”), in receiving instructions to issue or redeem Creation Units. Each Company agrees and covenants for itself and each such Authorized Person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by the Company (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Company’s then-effective Prospectus, and the Company or such Authorized Person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.6

Anti-Money Laundering and Client Screening. In no event will the Transfer Agent be responsible for the Companies’ compliance with applicable anti-money laundering laws, rules and regulations, now or hereafter in effect, including applicable provisions of the USA PATRIOT Act of 2001 and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, as the same may be in effect from time to time.

1.7	State Transaction (“Blue Sky”) Reporting. The Companies shall be solely responsible for its applicable “blue sky” compliance and state registration requirements.

Information Classification: Limited Access

1.8

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on any Company, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of each Company to notify the Transfer Agent of the obligations imposed on such Company, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.9	Facilities and Personnel. The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

1.10	Digital Assets. The parties agree that the only underlying digital assets of a Company shall be those specified adjacent to such Company on Appendix A hereto.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Sponsor shall pay the Transfer Agent the fees, charges and expenses set forth in a written fee schedule agreed to by the relevant parties. The relevant parties agree that the fees set forth in the fee schedule shall apply with respect to each Company listed on Appendix A hereto as of the date hereof and to any Companies added to this Agreement that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. In the event that a Company is added with service requirements that are inconsistent with the services contemplated under this Agreement, the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Company.

2.2

Invoices. The Sponsor agrees to cause to be paid all fees, charges and expenses set forth in the fee schedule applicable to such Company, within thirty (30) days following the receipt of the respective invoice, except for any fee or expense that is subject to good faith dispute. In the event of such a dispute, the Sponsor of the relevant Company may withhold that portion of the fee or expense subject to the good faith dispute. The Sponsor shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Sponsor is disputing any amounts in good faith. The Sponsor shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid.

2.3

The Transfer Agent is authorized to and may employ, associate or contract with such person or persons as the Transfer Agent may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Transfer Agent and that the Transfer Agent shall be as fully responsible to each Company for the acts and omissions of any such person or persons as it is for its own acts and omissions.

Information Classification: Limited Access

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to each Company that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Company in the event of any material change in its status as a registered transfer agent, including if it is de-registered.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6

It is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

3.7	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF EACH COMPANY

Each Company represents and warrants to the Transfer Agent that:

4.1	The Company is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware.

4.2	The Company is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

Information Classification: Limited Access

4.3	All requisite proceedings have been taken to authorize the Company to enter into, perform and receive services pursuant to this Agreement.

4.4

A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Company being offered for sale.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

In order to provide Transfer Agent clients with the ability to access certain client data, the Transfer Agent maintains such client or client-related data (“Customer Information”) on databases under the control and ownership of the Transfer Agent or under the control and ownership of third parties (“Data Access Services”). For purposes of this Section 5, the term Data Access Services includes such databases and related computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to each client by the Transfer Agent and excludes Customer Information. For avoidance of doubt, nothing in this Section 5 shall modify the Transfer Agent’s Standard of Care under this Agreement.

5.1

Each Company acknowledges that the Data Access Services constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall: (i) Proprietary Information be deemed Customer Information or the confidential information of the Company or (ii) Customer Information be deemed to be Proprietary Information. Each Company agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Company agrees for itself and its officers and employees and applicable agents, to:

(i)

use such programs and databases solely on such Company’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the applicable Company and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to such Company’s, or such agents’ computer to be retransmitted to any other computer facility or other location;

(v)	allow such Company to have access only to those authorized transactions agreed upon by the Company and the Transfer Agent;

(vi)

to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Information Classification: Limited Access

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

Notwithstanding any other provision to the contrary, a Company may disclose Proprietary Information in the event that it is required to be disclosed by law or in a judicial or administrative proceeding, or by an appropriate regulatory authority having jurisdiction over the Company; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

5.4

If a Company notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the applicable Company agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.5

As of the date hereof, the parties do not anticipate that the Companies shall originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information. If, however, the Companies and the Transfer Agent agree that the Companies may originate such electronic instructions, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of an instruction made by the Companies or any of their officers, employees, agents or subcontractors who have been designated by the Companies as Authorized Persons, without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures that may be agreed upon by the Transfer Agent and the Companies from time to time.

5.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

Information Classification: Limited Access

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1

The Transfer Agent shall exercise reasonable care, prudence and diligence (the “Standard of Care”) in carrying out all of its duties and obligations under this Agreement, and shall be liable to each Company for all losses, damages and expenses suffered or incurred by such Company resulting from the failure of the Transfer Agent to exercise the Standard of Care.

The parties agree that any encoding or payment processing errors shall be governed by this Standard of Care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2

In no event shall the Transfer Agent or the Companies be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) arising in connection with this Agreement even if advised of the possibility of such damages. In any event, except as otherwise agreed to in writing by the parties hereto, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Companies including, but not limited to, any liability relating to the Companies’ compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2023 shall be the date of this Agreement through December 31, 2023, calculated on an annualized basis.

7.	INDEMNIFICATION

7.1

The Transfer Agent shall not be responsible for, and the applicable Company shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent is a named party), payments, reasonable expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii)	the applicable Company’s breach of any representation, warranty or covenant of the Company hereunder;

Information Classification: Limited Access

(iii)	the applicable Company’s lack of good faith, negligence or willful misconduct;

(iv)

the reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the applicable Company, and which have been prepared, maintained or performed by such Company or any other person or firm on behalf of such Company, including but not limited to any broker-dealer or previous transfer agent; (b) any instructions or requests of the Company or any of their officers, employees, agents or subcontractors who have been designated by the Company as Authorized Persons; (c) any instructions or opinions of legal counsel to the Company with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)

the offer or sale of Creation Units in violation of federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the applicable Company’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2

At any time the Transfer Agent may apply to any officer of a Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by such Company for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The

Information Classification: Limited Access

Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Companies, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Companies, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Companies.

7.3

In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which a Company may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify such Company of such assertion, and shall keep the Company advised with respect to all material developments concerning such claim. The applicable Company shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Company may be required to indemnify the Transfer Agent except with the Company’s prior written consent which shall not be unreasonably withheld.

8.	ADDITIONAL COVENANTS OF THE COMPANIES AND THE TRANSFER AGENT

8.1	Each Company shall promptly furnish to the Transfer Agent a copy of the Declaration of Trust and By-Laws of the Company and all amendments thereto.

8.2

The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3

Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by applicable federal securities laws, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the applicable Company and will be preserved, maintained and made available in accordance with applicable law, and will be surrendered promptly to the Company on and in accordance with its request. Records may be surrendered in either written or machine-readable form in useable format mutually agreed to by the Transfer Agent and the Company, at the option of the Transfer Agent. The Transfer Agent shall provide the Company with copies of periodic reports performed by an independent third-party firm (e.g., SOC 1 reports) that include a review of the Transfer Agent’s operations that relate to the services provided hereunder.

Information Classification: Limited Access

9.	CONFIDENTIALITY AND PRIVACY

9.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below and any applicable Transfer Agent notice and/or consent requirements specified in Section 13 herein, all Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process (provided that, unless prohibited by law or regulation, promptly on receipt of any order compelling such disclosure, the disclosing party shall notify the non-disclosing party in writing of such requirement to disclose so that the non-disclosing party will have the opportunity to obtain a protective order), (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information. For purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information, whether disclosed orally, visually or in writing, by way of any media, of a party to this Agreement, any customer of a party to this Agreement or any third party which has disclosed such information to a party on a confidential basis, including but not limited to, a party’s, its’ respective customers’ or such third party’s business or financial affairs, trade secrets, intellectual property, technology, research and development, pricing, product plans, marketing plans or the terms or existence of this Agreement.

The parties agree that disclosure of Confidential Information by the Transfer Agent will cause irreparable damage to the applicable Company and, therefore, in addition to all other remedies available at law or in equity, the applicable Company shall have the right to seek equitable and injunctive relief, and to recover the amount of damages (including reasonable attorneys’ fees and expenses) incurred in connection with such unauthorized use. The Transfer Agent shall be liable under this Agreement to the applicable Company for any use or disclosure in violation of this section by its or its affiliates’ personnel, agents, subcontractors, attorneys, accountants, and other advisors.

Information Classification: Limited Access

The undertakings and obligations contained in this Section 9.1 shall survive the termination or expiration of this Agreement. The Transfer Agent shall, upon termination or expiration of this Agreement, or at any time on demand by the applicable Company, promptly return to such Company all Confidential Information together with any copies or reproductions thereof and destroy all related data in its computer and other electronic files.

9.2

In connection with the provision of the services and the discharge of its other obligations under this Agreement, and subject to the Transfer Agent’s notice and/or consent obligations specified in Section 13 herein, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Company and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Company and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed information pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

9.3

The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	EFFECTIVE PERIOD AND TERMINATION

10.1

This Agreement shall remain in full force and effect for a period of three (3) years from the date on which the initial Company commences operations (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

10.2

During the Initial Term and thereafter, the Transfer Agent may, at its discretion, terminate this Agreement for cause with respect to any Company by providing not less than sixty (60) days prior written notice to the Company upon the occurrence of any of the following termination events:

Information Classification: Limited Access

(a)

the Company’s material breach of a material provision of this Agreement that the Company has either (i) failed to cure or (ii) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days’ written notice of such breach;

(b)	the Company has been convicted, pled guilty or pled no contest to criminal conduct in a criminal proceeding;

(c)	the Company has been found to have violated federal or state law in an administrative or regulatory proceeding; provided that such violation involves unethical conduct;

(d)

the Company has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors;

(e)

in the event of the appointment of a conservator or receiver for the Company or upon the happening of a like event to the Company at the direction of an appropriate agency or court of competent jurisdiction; or

(f)	the Company (i) transfers all, or substantially all, of its assets to a non-affiliate, or (ii) attempts to assign this Agreement in violation of Section 12 of this Agreement.

Upon termination of this Agreement pursuant to this Section 10.2, the Company shall pay the Transfer Agent its compensation due and shall reimburse the Transfer Agent for its costs, expenses and disbursements as set forth in the fee schedule.

10.3

During the Initial Term and thereafter, any Company may, at its discretion, terminate this Agreement for cause by providing not less than sixty (60) days prior written notice to the Transfer Agent upon the occurrence of any of the following termination events:

(a)

the Transfer Agent’s material breach of a material provision of this Agreement that the Transfer Agent has either (i) failed or cure or (ii) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days’ written notice of such breach;

(b)	the Transfer Agent has been convicted, pled guilty or pled no contest to criminal conduct in any criminal proceeding in connection with the provision of transfer agency services to any client;

Information Classification: Limited Access

(c)

the Transfer Agent has been found to have violated federal or state law in any administrative or regulatory proceeding; provided such violation (i) involves unethical behavior and (ii) relates to the provision of transfer agency services to any client;

(d)

the Transfer Agent has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

(e)

in the event of the appointment of a conservator or receiver for the Transfer Agent or upon the happening of a like event to the Transfer Agent at the direction of an appropriate agency or court of competent jurisdiction;

(f)

the Transfer Agent (i) transfers fifty percent (50%) or more of any class of its voting securities, (ii) transfers all, or substantially all, of its assets to a non-affiliate, or (iii) attempts to assign this Agreement in violation of Section 12 of this Agreement; and

(g)

in the Company’s reasonable opinion, the Transfer Agent has not achieved one or more of the performance measures set forth in any Service Level Document established pursuant to Section 1.4 of this Agreement, and a plan or revised plan has not been put into place in accordance with the following procedures: In the event that the Company reasonably believes that the Transfer Agent has not met one or more of the performance measures set forth in any Service Level Document during any calendar quarter or other period of measurement as may be set forth in any Service Level Document, the Company may, in its discretion, submit a written deficiency notice to the Transfer Agent outlining the performance deficiencies (“Deficiency Notice”). Such Deficiency Notice must be provided to the Transfer Agent within twenty (20) days of the end of such quarter or other period of measurement, as the case may be. After receipt of such notice, the Transfer Agent shall present the Company with a written plan to address the deficiencies set forth in the Deficiency Notice (the “Plan”). Such Plan must be provided to the Company within thirty (30) days after receipt of the Deficiency Notice. If the Transfer Agent fails to submit a Plan within such thirty (30) day period, the Company may terminate the Agreement upon sixty (60) days written notice to the Transfer Agent. The Company, in its discretion, may accept the Plan or reject the Plan (“Rejection Notice”). Such Rejection Notice must be submitted to the Transfer Agent within fifteen (15) days after submission

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of the Plan. If, within such fifteen (15) day period, the Company fails to provide a Rejection Notice, it shall be presumed that the Company accepted the Plan. In the event the Company submits a Rejection Notice, the Transfer Agent shall submit a revised plan (“Revised Plan”) to the Company. Such Revised Plan must be provided to the Company within thirty (30) after provision of the Rejection Notice. If the Transfer Agent fails to submit a Revised Plan within such thirty (30) day period, the Company may terminate the Agreement upon sixty (60) days written notice to the Transfer Agent. The Company, in its sole discretion, may accept the Revised Plan or reject the Revised Plan (“Denial Notice”). Any Denial Notice must be submitted to the Transfer Agent within fifteen (15) days after provision of the Revised Plan. If the Company fails to provide a Denial Notice within such fifteen (15) day period, it shall be presumed that the Company accepted the Revised Plan. If the Company provides a Denial Notice to the Transfer Agent, the Company may, in its sole discretion, terminate this Agreement upon sixty (60) days written notice to the Transfer Agent. Such termination notice must be submitted to the Transfer Agent within sixty (60) days after provision of the Denial Notice.

Upon termination of this Agreement pursuant to sub-sections (a) through (g) of this Section 10.3, the Company shall pay the Transfer Agent its compensation due and shall reimburse the Transfer Agent for its costs, expenses and disbursements as set forth in the fee schedule.

In the event of: (i) a Company’s termination of this Agreement for any reason other than as set forth in sub-sections (a) through (g) of this Section 10.3, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Company (or its respective successor), the applicable Company shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Transfer Agent with respect to such Company) and shall reimburse the Transfer Agent for its costs, expenses and disbursements as set forth in the fee schedule. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Company and distribution of the Company’s assets, (b) a merger of a Company into, or the consolidation of a Company with, another entity, (c) the sale by a Company of all, or substantially all, of the Company’s assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Company (or its respective successor) on substantially the same terms as this Agreement. Furthermore, if an affiliate of a Company decides to perform the services contemplated by this Agreement itself, such Company may terminate this Agreement with ninety (90) days’ written notice at any time after thirty (30) months after the effective date of this Agreement without obligation to make the payment required pursuant to this paragraph other than its compensation due through the date of termination and shall reimburse the Transfer Agent for its costs, expenses and disbursements as set forth in the fee schedule.

Information Classification: Limited Access

10.4	Termination of this Agreement with respect to any one particular Company shall in no way affect the rights and duties under this Agreement with respect to any other Company.

10.5

Should the Agreement be terminated by either party for any reason and if requested by a Company, the Transfer Agent agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to an alternative service provider designated by the Company so that, to the extent feasible, the services are maintained without interruption. The Company shall reimburse the Transfer Agent for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by the Transfer Agent in the transition.

11.	ADDITIONAL COMPANIES

In the event that the parties hereto agree that the Transfer Agent shall render services as transfer agent under the terms hereof to companies in addition to those listed on Appendix A, the parties shall update Appendix A to include such additional companies, at which point such additional companies shall be become a Company hereunder.

12.	ASSIGNMENT

12.1

Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

12.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Companies, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Companies. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and any Company. Other than as provided in Section 13, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

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13.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Companies, subcontract for the performance hereof to any affiliated party that is a transfer agent duly registered pursuant to Section 17A(c)(2) of the 1934 Act (“Section 17A(c)(2)”) upon notice to the Company; provided, however, that the Transfer Agent shall remain liable to the Company for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement. The Transfer Agent shall not assign or subcontract for the performance hereof to any third party that is unaffiliated with the Transfer Agent without the prior written consent of the Company.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

14.2

Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to the conflicts of law provisions thereof.

14.3

Force Majeure. The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

14.4

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.5

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.6

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.7

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

14.8	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

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14.9	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

14.10

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.11

Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.12

Business Continuity. The Transfer Agent shall enter into and shall maintain in effect, at all times during the term of this Agreement, with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Company; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement.

14.13

Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

Information Classification: Limited Access

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

1776 Heritage Drive

Quincy, MA 02171

Attention: Melissa Putignano

Telephone: 617-985-8852

Email: MNMartin@statestreet.com

(b)	If to a Company, to:

c/o FD Funds Management LLC

245 Summer Street

Boston, MA 02210

Email: FDAMOperations@fmr.com

[Remainder of Page Intentionally Left Blank]

Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jason O’Neill
Name: Jason O’Neill
Title: Vice President

FD FUNDS MANAGEMENT, LLC AS SPONSOR ON
BEHALF OF EACH OF THE COMPANIES LISTED ON
APPENDIX A ATTACHED HERETO

By:	/s/ Heather Bonner
Name: Heather Bonner
Title: Treasurer

FD FUNDS MANAGEMENT, LLC ON ITS OWN BEHALF SOLELY WITH RESPECT TO SECTION 2 HEREOF

By:	/s/ Heather Bonner
Name: Heather Bonner
Title: Treasurer

Information Classification: Limited Access

Appendix A

LIST OF COMPANIES

Company	Underlying Digital Assets
Fidelity Wise Origin Bitcoin Fund	Bitcoin

Information Classification: Limited Access

A-1